EXHIBIT 23a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-260800, 333-228245 and 333-249730 on Form S-8 and No. 333-227130 on Form S-3) of Twin Disc, Incorporated of our reports dated September 8, 2022, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Twin Disc, Incorporated, appearing in this Annual Report on Form 10-K of Twin Disc, Incorporated for the year ended June 30, 2022.

/s/ RSM US LLP

Milwaukee, Wisconsin

September 8, 2022